UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. 10)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Caverion Corporation

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Finland

(Jurisdiction of Subject Company’s Incorporation or Organization)

North Holdings 3 Oy

(Name of Person(s) Furnishing Form)

Issued and Outstanding Shares

(Title of Class of Subject Securities)

N/A

(CUSIP Number of Class of Securities (if applicable))

c/o Roschier Asianajotoimisto 0y Kasarmikatu 21 A

00130 Helsinki

+358 20 5066000

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

January 24, 2023

(Date Tender Offer/Rights Offering Commenced)

* An agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a currently valid control number. Any member of the public may direct to the Commission any comments concerning the accuracy of this burden estimate and any suggestions for reducing this burden. This collection of information has been reviewed by OMB in accordance with the clearance requirements of 44 U.S.C. 3507.

SEC 2560 (07-22)	Persons who respond to the collection of information contained in the form are Not required to respond unless the form displays a current valid OMB control number.

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

The following documents are attached hereto as exhibits to this form:

Exhibit No.	Description

99.1	North Holdings 3 Oy – Press Release – Announcement of Voluntary Recommended Public Cash Tender Offer (November 3, 2022)*
99.2	North Holdings 3 Oy - Tender Offer Document (November 24, 2022)*
99.3	North Holdings 3 Oy – Press Release - Commencement of Voluntary Recommended Public Cash Tender Offer (November 24 2022)*
99.4	North Holdings 3 Oy - Press Release - Comments on Competing Offer and Extension of Offer Period (January 11, 2023)*
99.5	North Holdings 3 Oy - First Supplement Document (January 13, 2023)*
99.6	North Holdings 3 Oy – Press Release - First Supplement Document (January 13, 2023)*
99.7	North Holdings 3 Oy – Press Release – Further Amendments to Tender Offer (January 24, 2023)*
99.8	North Holdings 3 Oy – Press Release – Receipt of Regulatory Approvals (January 26 2023)*
99.9	North Holdings 3 Oy – Press Release – Second Supplement Document (February 10, 2023)*
99.10	North Holdings 3 Oy - Second Supplement Document (February 10, 2023)*
99.11	North Holdings 3 Oy – Updated Board Statement (February 9, 2023)*
99.12	North Holdings 3 Oy – BofA Fairness Opinion (January 24, 2023)*
99.13	North Holdings 3 Oy - Press Release - Third Supplement Document (February 15, 2023)**
99.14	North Holdings 3 Oy - Third Supplement Document (February 15, 2023)***
99.15	North Holdings 3 Oy - Press Release - Evaluation of Crayfish's Amended Offer (February 24, 2023)****
99.16	North Holdings 3 Oy - Press Release - Fourth Supplement Document (February 28, 2023)*****
99.17	North Holdings 3 Oy -Fourth Supplement Document (February 28, 2023)*****

99.18	North Holdings 3 Oy - Press Release - Lowered Acceptance Threshold (March 8, 2023)#
99.19	North Holdings 3 Oy - Press Release - Extension of Offer Period (March 16, 2023)##
99.20	North Holdings 3 Oy - Press Release - Fifth Supplement Document (March 17, 2023)###
99.21	North Holdings 3 Oy - Fifth Supplement Document (March 17, 2023)###
99.22	North Holdings 3 Oy - Press Release - Comments on the Board’s Announcement (March 23, 2023)####
99.23	North Holdings 3 Oy - Press Release - Offer Price Reduction (March 28, 2023)#####
99.24	North Holdings 3 Oy - Press Release - Sixth Supplement Document (March 30, 2023)
99.25	North Holdings 3 Oy - Sixth Supplement Document (March 30, 2023)

*	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB dated February 13, 2023.

**	Previously furnished to the Securities and Exchange Commission as Exhibit 99.14 to Form CB/A dated February 16, 2023.

***	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated February 21, 2023.

****	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated February 24, 2023.

*****	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated February 28, 2023.

#	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 8, 2023.

##	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 16, 2023.

###	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 17, 2023.

####	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 23, 2023.

#####	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 28, 2023.

Item 2. Informational Legends

A legend complying with Rule 802 under the Securities Act of 1933, as amended, has been included in the documents referred to in Item 1.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III - CONSENT TO SERVICE OF PROCESS

(1)	On February 13, 2023, North Holdings 3 Oy filed an irrevocable consent and power of attorney Form F-X with the Securities and Exchange Commission.

(2)	N/A

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Nicholas Bendt

(Signature)

Nicholas Bendt, Director

(Name and Title)

March 30, 2023

(Date)

Exhibits:

•	99.1 - North Holdings 3 Oy – Press Release – Announcement of Voluntary Recommended Public Cash Tender Offer (November 3, 2022)*
•	99.2 - North Holdings 3 Oy - Tender Offer Document (November 24, 2022)*
•	99.3 - North Holdings 3 Oy – Press Release - Commencement of Voluntary Recommended Public Cash Tender Offer (November 24 2022)*
•	99.4 - North Holdings 3 Oy – Press Release - Comments on Competing Offer and Extension of Offer Period (January 11, 2023)*
•	99.5 - North Holdings 3 Oy - First Supplement Document (January 13, 2023)*
•	99.6 - North Holdings 3 Oy – Press Release - First Supplement Document (January 13, 2023)*
•	99.7 - North Holdings 3 Oy – Press Release – Further Amendments to Tender Offer (January 24, 2023)*
•	99.8 - North Holdings 3 Oy – Press Release – Receipt of Regulatory Approvals (January 26 2023)*
•	99.9 - North Holdings 3 Oy – Press Release – Second Supplement Document (February 10, 2023)*
•	99.10 - North Holdings 3 Oy - Second Supplement Document (February 10, 2023)*
•	99.11 - North Holdings 3 Oy – Updated Board Statement (February 9, 2023)*
•	99.12 - North Holdings 3 Oy – BofA Fairness Opinion (January 24, 2023)*
•	99.13 - North Holdings 3 Oy - Press Release - Third Supplement Document (February 15, 2023)**
•	99.14 North Holdings 3 Oy – Third Supplement Document (February 15, 2023)***
•	99.15 North Holdings 3 Oy - Press Release - Evaluation of Crayfish's Amended Offer (February 24, 2023)****
•	99.16 North Holdings 3 Oy - Press Release - Fourth Supplement Document (February 28, 2023)*****
•	99.17 North Holdings 3 Oy -Fourth Supplement Document (February 28, 2023)*****

•	99.18 North Holdings 3 Oy - Press Release - Lowered Acceptance Threshold (March 8, 2023)#
•	99.19 North Holdings 3 Oy - Press Release - Extension of Offer Period (March 16, 2023)##
•	99.20 North Holdings 3 Oy - Press Release - Fifth Supplement Document (March 17, 2023)###
•	99.21 North Holdings 3 Oy - Fifth Supplement Document (March 17, 2023)###
•	99.22 North Holdings 3 Oy - Press Release - Comments on the Board’s Announcement (March 23, 2023)####
•	99.23 North Holdings 3 Oy - Press Release - Offer Price Reduction (March 28, 2023)#####
•	99.24 North Holdings 3 Oy - Press Release - Sixth Supplement Document (March 30, 2023)
•	99.25 North Holdings 3 Oy - Sixth Supplement Document (March 30, 2023)

*	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB dated February 13, 2023

**	Previously furnished to the Securities and Exchange Commission as Exhibit 99.14 to Form CB/A dated February 16, 2023.

***	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated February 21, 2023.

****	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated February 24, 2023.

*****	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated February 28, 2023.

#	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 8, 2023.

##	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 16, 2023.

###	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 17, 2023.

####	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 23, 2023.

#####	Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A dated March 28, 2023.